EXHIBIT 99.1
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  DIGITAL IMAGING RESOURCES, INC. AND VIANET DIRECT, INC. SIGN MERGER AGREEMENT

MORRISTOWN, NJ/WAYNE, PA - JUNE 6, 2006 - Digital Imaging Resources, Inc. ("DGIR") (OTC-BB: DGIR.OB) and Vianet Direct, Inc. ("Vianet") announced the signing of an agreement for a proposed merger. The merger will be consummated through Vianet's merger with Vianet Acquisition, Inc., a wholly-owned subsidiary of DGIR. Following the merger, Vianet will become a wholly-owned subsidiary of DGIR.

Under the terms of the merger agreement, each share of common stock of Vianet outstanding at the time of the merger will be converted to 0.05 shares of DGIR's newly designated Series A Convertible Preferred Stock ("Preferred Stock"). Additionally, each warrant and option to purchase shares of Vianet common stock that is outstanding at the time of the merger will become a warrant or option to purchase 0.05 shares of DGIR Preferred Stock at an exercise price equal to the exercise price of the warrant or option at the time of the merger divided by
0.05. The Preferred Stock will have no liquidation preference or dividend rights ahead of DGIR common stock. The Preferred Stock will be entitled to the number of votes equal to the number of whole shares of DGIR common stock into which the Preferred Stock can be converted.

Subsequent to the date on which DGIR's stockholders have approved amendments to its certificate of incorporation to increase its authorized capital stock to at least 100 million shares, each share of Preferred Stock is convertible into
65.795 shares of DGIR common stock (i) at any time at the option of DGIR and
(ii) at any time after the second anniversary of the closing date of the merger at the option of the holder of such shares. This conversion ratio will be adjusted on the closing date of the merger to ensure the Preferred Stock will be convertible into 84% of DGIR's outstanding common stock on a fully diluted basis. Accordingly, immediately following the merger, the existing stockholders of DGIR will retain ownership of 16% of DGIR's outstanding common stock on a fully diluted basis.

The merger is subject to customary closing conditions, including shareholder approval by holders of Vianet's common stock. Pursuant to the merger agreement, DGIR has agreed to have its stockholders place at least 1 million shares of DGIR common stock into escrow for a period of one year after the closing date of the merger in order to secure the performance of DGIR's indemnification obligations under the merger agreement. Additionally, DGIR has agreed to subject certain of its stockholders to stock transfer restrictions on their shares for a period of one year after the merger's closing date.

On the closing date of the merger, DGIR's existing directors and officers will resign and Vianet's existing directors will be appointed to the board of directors of DGIR and James J. Wilent, Vianet's existing chief executive officer, will be appointed as president and chief executive officer of DGIR.

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Digital Imaging Resources, Inc. engages in the development and production of video capture and analysis system for golfers and other athletes. Its SwingStation system enables golfers to record a swing, review it, and save it. DGIR offers the SwingStation system to golf outings, trade shows, driving ranges and golf courses. DGIR is based in Morristown, NJ and its website is www.swingstation.com.

Vianet Direct, Inc. is a real time, virtual, interactive and anonymous block trading system for all types of equity securities. Vianet provides an electronic platform in which institutions and financial intermediaries are directly linked to the largest pool of liquidity, the exchanges on which the securities are traded. A block trading system, Vianet provides for direct access, continuous order matching, timed crossing sessions, initiation of auctions and the ability to electronically search for hidden liquidity in the marketplace. Vianet is headquartered in Wayne, PA.

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as "believes," "expects," "anticipates," "intends," "will," "may," "should," or similar expressions. These forward-looking statements are subject to risks and uncertainties that may cause actual future experience and results to differ materially from those discussed in these forward-looking statements. Important factors that might cause such a difference include, but are not limited to, the ability of Vianet to obtain stockholder approval to close the merger. These and other risks will be described in greater detail in DGIR's filings with the Securities and Exchange Commission, including those on a soon-to-be filed Form 8-K. Except for DGIR's ongoing obligations to disclose material information under the federal securities laws, DGIR and Vianet disclaim any obligation to update any forward-looking statements after the date of this press release.